Exhibit 4.3

EXECUTION COPY

CLASS D WARRANT

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF October 23, 2009, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

CLASS D WARRANT

to purchase

[•]

Shares of

Mandatorily Convertible Cumulative Participating Preferred Stock, Series B

dated as of October 23, 2009

West Coast Bancorp

an Oregon Corporation

Issue Date:  October 23, 2009

1.             Definitions.  Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Price” means 95% of the greater of (A) the Market Price per share of outstanding Common Stock on the date on which the Company issues or sells any Common Stock other than Excluded Stock and (B) the Market Price per share of outstanding Common Stock on the first date of the announcement of such issuance or sale.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one by a majority in interest of the holders of Class D Warrants, shall mutually agree upon the determinations then the subject of appraisal.  Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked.  If within thirty (30) days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual consent of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised.  The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser.  If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder.  The costs of conducting any Appraisal Procedure shall be borne by the holders of Class D Warrants requesting such Appraisal Procedure, except that (A) the fees and expenses of the appraiser appointed by the Company and any other costs incurred by the Company shall be borne by the Company and (B) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company’s initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.

“Beneficial Owner” and “Beneficial Ownership” have the meanings given to such terms in Rules 13d-3 and 13d-5 of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Board Representative” has the meaning given to it in the Investment Agreement.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Change of Control” means, with respect to the Company, the occurrence of any one of the following events:

(A)          any Person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of 24.9% or more of the aggregate voting power of the outstanding Voting Securities of the Company and, in connection with or subsequent to such acquisition, the Incumbent Directors cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date of the Investment Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (C) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that the Board Representative will be treated as an Incumbent Director even if the Person designated to be such Board Representative should change;

(B)           any Person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of 50% or more of the aggregate voting power of the outstanding Voting Securities of the Company; provided, however, that the event described in this clause (B) will not be deemed a Change of Control by virtue of any holdings or acquisitions:  (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; and provided, further, that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 50% of the then outstanding Voting Securities of the Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(C)           a Business Combination, to the extent it is not a Non-Qualifying Transaction; or

(D)          adoption of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

“Common Stock” means the Company’s common stock, no par value, and (except as used in the definition of Non-Qualifying Transaction) any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” means West Coast Bancorp, an Oregon corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (A) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 13(B), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provision of Section 13(A)), (B) shares of Common Stock to be issued to directors, employees or consultants of the Company pursuant to options, restricted stock units or other equity-based awards granted prior to the date of issuance of this Warrant and pursuant to options, restricted stock units or other equity-based awards granted after the date of issuance of this Warrant if the exercise price per share of Common Stock on the date of such grant equals or exceeds the Market Price of a share of Common Stock on the date of such grant, (C) shares of Common Stock issued upon conversion of the Series A Preferred Stock, (D) shares of Common Stock issued upon conversion of the Series B Preferred Stock, (E) shares of Common Stock issued upon exercise of any other warrant, with terms substantially similar to the Warrant, issued on the date hereof and (F) shares of Common Stock issued upon exercise of subscription rights in connection with a Permitted Rights Offering.

“Exercise Price” means $0.50, subject to adjustment from time to time in accordance with Section 13.

“Expiration Time” has the meaning given to it in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting in good faith.  If the Warrantholder does not accept the Board’s calculation of Fair Market Value and the Warrantholder and the Company are unable to agree on Fair Market Value, the procedures described in Section 15 shall be used to determine Fair Market Value.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Incumbent Directors” means individuals who, on the date of the Investment Agreement, constitute the Board.

“Investment Agreement” means the Investment Agreement, dated as of October 23, 2009, between the Company and the Investor, including all schedules and exhibits thereto.

“Investor” means [•].

“Market Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ Stock Market on such date.  If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ Stock Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Non-Qualifying Transaction” means any Business Combination that satisfies all of the following criteria:  (A) more than 50% of the total voting power of the capital stock of the surviving corporation resulting from such Business Combination, or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by shares of Common Stock that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Common Stock was converted pursuant to such Business Combination) and (B) at least a majority of the members of the board of directors of the parent corporation (or, if there is no parent corporation, the surviving corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board approved the execution of the initial agreement providing for such Business Combination.

“Ordinary Cash Dividends” means a regular quarterly cash dividend out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and consistent with past practice.

“Permitted Rights Offering” shall mean an offering of up to $10 million of aggregate offering price of Common Stock pursuant to subscription rights distributed pro rata to the then existing holders of record of Common Stock at a price per share of Common Stock not less than $2.00, and the associated declaration, issuance and exercise of the subscription rights with respect to such offering and shares of Common Stock issuable in connection with the exercise of any such rights; provided that the Company will use its best efforts to ensure that such rights offering, including exercise of such right, is completed as soon as practicable and in no event later than March 1, 2010.

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preliminary Control Event” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation that stockholders tender in response to a tender or exchange offer, in each case, that could reasonably be expected to result in a Change of Control upon consummation.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of Capital Stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act.

The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchase Price” has the meaning given to it in Section 2.

“SEC” has the meaning given to it in Section 12.

“Securities” has the meaning given to it in the recitals of the Investment Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Mandatorily Convertible Cumulative Participating Preferred Stock, Series A of the Company.

“Series B Preferred Stock” means the Mandatorily Convertible Cumulative Participating Preferred Stock, Series B of the Company.”

“Shares” is defined in Section 2.

“Stockholder Proposals” has the meaning given to it in the Investment Agreement.

“Subsidiary” of a Person means any corporation, bank, savings bank, association or other Person of which such Person owns or controls 51% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities, as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

“Transfer” has the meaning given to it in Section 8(B).

“Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

“Warrantholder” has the meaning given to it in Section 2.

“Warrant” means this Warrant, issued to the Investor pursuant to the Investment Agreement.

“Widely Dispersed Offering” means (a) a widespread public distribution, including pursuant to Rule 144 under the Securities Act, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities of the Company or (c) a transfer to a transferee that would control more than 50% of the Voting Securities of the Company without any transfer from the Investor.

2.             Number of Shares of Series B Preferred Stock; Exercise Price.  This certifies that, for value received, [•], its Affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part fully paid and nonassessable shares of Series B Preferred Stock, no par value, of the Company, convertible into [•] shares of Common Stock (the “Shares”) at a purchase price (the “Purchase Price”) equal to the product of the Exercise Price per Share and the number of Shares into which the Series B Preferred Stock issuable upon exercise is convertible.  The number of Shares into which the Series B Preferred Stock issuable upon exercise is convertible and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.             Exercise of Warrant; Term.  In the event that prior to March 1, 2010, the Stockholder Proposals are not approved by the holders of Common Stock in the manner required therefor by NASDAQ’s rules, regulations and interpretations and the Oregon Business Corporation Act, from and after March 1, 2010, to the extent permitted by applicable laws and regulations, the right to purchase the Series B Preferred Stock and other securities represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time, but in no event later than 11:59 p.m., New York City time, on the seventh anniversary of the date of issuance of the Warrant (the “Expiration Time”), by (i) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Lake Oswego, Oregon (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (ii) payment of the Purchase Price for the Series B Preferred Stock thereby purchased at the election of the Warrantholder by having the Company withhold shares of Series B Preferred Stock issuable upon exercise of the Warrant equal in value to the Purchase Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day immediately prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days, a new warrant in substantially identical form for the purchase of that number of shares of Series B Preferred Stock equal to the difference between the number of shares of Series B Preferred Stock subject to this Warrant and the number of shares of Series B Preferred Stock as to which this Warrant is so exercised.

4.             Issuance of Series B Preferred Stock; Authorization; Listing.  Certificates for Series B Preferred Stock issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed three (3) Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant.  The Company hereby represents and warrants that any Series B Preferred Stock issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith).  The Company agrees that the Series B Preferred Stock so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Series B Preferred Stock may not be actually delivered on such date.  Immediately following approval by stockholders of the increase in the authorized number of shares of Common Stock as provided in the Investment Agreement, the Company will at all times thereafter reserve and keep available, in the case of Common Stock, out of its authorized but unissued Common Stock, and, in the case of the Series B Preferred Stock, out of its authorized but unissued preferred stock, solely for the purpose of providing for the exercise of this Warrant and the conversion of Series B Preferred Stock, the aggregate number of shares of Series B Preferred Stock (and the aggregate number of shares of Common Stock into which such shares of Series B Preferred Stock are convertible) then issuable upon exercise of this Warrant.  The Company will (i) procure, at its sole expense, the listing of the securities issuable upon exercise of this Warrant, including, but not limited to the shares of Series B Preferred Stock issuable pursuant to Section 13 of this Warrant subject to issuance or notice of issuance on all stock exchanges on which the Common Stock are then listed or traded and (ii) maintain the listing of such securities after issuance.  The Company will use commercially reasonable efforts to ensure that the Series B Preferred Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Series B Preferred Stock is listed or traded.

5.             No Fractional Shares or Scrip.  No fractional shares or scrip representing fractional shares shall be issued upon any exercise of this Warrant.  In lieu of any fractional share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Series B Preferred Stock less the Exercise Price for the shares of Common Stock into which such fractional share could be converted.  For purposes of this Section 5, the “Market Price” of any Series B Preferred Stock withheld upon exercise of this Warrant shall be deemed to be the Market Price of the number of shares of Common Stock into which one share of such Series B Preferred Stock could be converted if such Series B Preferred Stock were then convertible.

6.             No Rights as Shareholders; Transfer Books.  This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof.  The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7.             Charges, Taxes and Expenses.  Issuance of certificates for Series B Preferred Stock to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.             Transfer/Assignment.

(A)          Subject to compliance with clause (B) of this Section 8, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3.  All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company.

(B)           The Warrantholder shall not be entitled to directly or indirectly sell, transfer, make any short sale of, loan, grant any option for the purchase of or interest in or otherwise dispose of (“Transfer”) this Warrant or any rights hereunder in whole or in part prior to the first anniversary of the date of original issuance, except that such restrictions on Transfer shall cease to apply earlier (1) upon a Preliminary Control Event or a Change of Control or (2) on March 1, 2010 in the event the Stockholder Proposals shall not have been approved prior thereto in the manner required therefor by NASDAQ’s rules, regulations and interpretations and the Oregon Business Corporation Act; provided, however, that any such Transfer made after the first anniversary of the date of the original issuance must be made to a third party in a Widely Dispersed Offering.

(C)           Notwithstanding the restrictions on transfer set forth in clause (B) of this Section 8, this Warrant may be transferred (1) by the Investor to any controlled Affiliate of the Investor, (2) by any Warrantholder to the Company and (3) by any Warrantholder to any Person with the written consent of the Company, in each case subject to applicable laws and regulations.

9.             Exchange and Registry of Warrant.  This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Series B Preferred Stock.  The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant.  This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of shares of Series B Preferred Stock as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.           Saturdays, Sundays, Holidays, etc.  If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.           Rule 144 Information.  The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.  Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13.           Adjustments and Other Rights.  The Exercise Price and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 so as to result in duplication; provided, further, that, notwithstanding any provision of this Warrant to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being in violation of any applicable law, regulation or rule of any governmental authority or self-regulatory organization.  Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.

(A)          Common Stock Issued at Less Than the Applicable Price.  (i)  If the Company issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for Common Stock (or are otherwise linked to Common Stock), other than Excluded Stock, for consideration per share less than the Applicable Price, then the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock (or other securities that are convertible into or exchangeable or exercisable for Common Stock (or are otherwise linked to Common Stock)) so issued or sold would purchase at the Applicable Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (including the number of shares of Common Stock into which such other securities are convertible or for which such other securities are exchangeable or exercisable).  In such event, the number of shares of Common Stock into which the Series B Preferred Stock issuable upon the exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance or sale giving rise to this adjustment, by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be made pursuant to this sub-clause (i) of this Section 13(A).

(ii)           For the purposes of any adjustment of the Exercise Price and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant pursuant to this Section 13(A), the following provisions shall be applicable:

(1)           In the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(2)           In the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(3)           In the case of the issuance of (i) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (ii) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(a)           The aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(b)           The aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in Section 13(A)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(c)           On any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Exercise Price and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(d)           If the Exercise Price and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall have been adjusted upon the issuance or sale of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(B)           Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date and the Series B Preferred Stock issuable upon such exercise had been converted to Common Stock immediately prior to such date.  In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares into which the Series B Preferred Stock issuable upon the exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant determined pursuant to the immediately preceding sentence.

(C)           Other Distributions.  Except with respect to a Permitted Rights Offering, in case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock other than shares referred to in Section 13(A)(i), (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(B)), or (iv) of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Exercise Price per Share on such record date, less (2) the Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Common Stock outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed.  In such event, the number of shares of Common Stock into which the Series B Preferred Stock issuable upon the exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.  In the event that such distribution is not so made, the Exercise Price and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares into which the Series B Preferred Stock that would then be issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant if such record date had not been fixed.

(D)          Certain Repurchases of Common Stock.  In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase.  In such event, the number of Shares into which the Series B Preferred Stock issuable upon the exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares into which the Series B Preferred Stock issuable upon the exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(E)           Business Combinations.  In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), any Shares (assuming, for these purposes, that the Stockholder Proposals shall have been approved) issued or issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant after the date of such Business Combination or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock into which the Series B Preferred Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant immediately prior to the consummation of such Business Combination or reclassification would have been entitled upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant.  In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(F)           Rounding of Calculations; Minimum Adjustments.  All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be.  Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which the Series B Preferred Stock issuable upon the exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, respectively, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, respectively, or more.

(G)           Timing of Issuance of Additional Common Stock Upon Certain Adjustments.  In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Series B Preferred Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Series B Preferred Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Series B Preferred Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(H)          Adjustment for Unspecified Actions.  If the Company takes any action affecting the Common Stock, other than actions described in this Section 13, which in the opinion of the Board would adversely affect the exercise rights of the Warrantholder, the Exercise Price and/or the number of Shares into which the Series B Preferred Stock received upon exercise of the Warrant are to be convertible pursuant to Section 2 of this Warrant shall be adjusted for the Warrantholder’s benefit, to the extent permitted by law, in such manner, and at such time, as such Board after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances.  Failure of the Board to provide for any such adjustment will be evidence that the Board has determined that it is equitable to make no such adjustments in the circumstances.

(I)            Statement Regarding Adjustments.  Whenever the Exercise Price or the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(J)            Notice of Adjustment Event.  In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which the Series B Preferred Stock issuable upon exercise of this Warrant are to be convertible pursuant to Section 2 of this Warrant or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant.  In the case of any action which would require the fixing of a record date, such notice shall be given at least ten (10) days prior to the date so fixed, and in case of all other action, such notice shall be given at least fifteen (15) days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(K)          No Impairment.  The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(L)           Proceedings Prior to Any Action Requiring Adjustment.  As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, NASDAQ Stock Market or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon conversion or exercise of this Warrant pursuant to this Section 13.

(M)         Adjustment Rules.  Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur.  If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

14.           Termination.  In the event that the Stockholder Proposals are approved in the manner required therefor by NASDAQ’s rules, regulations and interpretations and the Oregon Business Corporation Act, this Warrant shall terminate and become void.

15.           Contest and Appraisal Rights.  Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be.  If a majority in interest of the holders of Class D Warrants shall disagree with such determination and shall, by notice to the Company given within fifteen (15) days after the Company’s notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with this Section 15.  In the event that a determination of Market Price, or Fair Market Value (if such determination solely involves Market Price), is disputed, such dispute shall be submitted, at the Company’s expense, to a NASDAQ Stock Market member firm selected by the Company and acceptable to a majority in interest of the holders of Class D Warrants, whose determination of Market Price or Fair Market Value, as the case may be, shall be binding on the Company and the Warrantholder.  In the event that a determination of Fair Market Value, other than a determination solely involving Market Price, is disputed, such dispute shall be resolved through the Appraisal Procedure.

16.           Governing Law.  This Warrant shall be binding upon any successors or assigns of the Company.  This Warrant shall constitute a contract under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

17.           Attorneys’ Fees.  In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

18.           Amendments.  This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

19.           Notices.  All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

If to the Company, to:

West Coast Bancorp

5335 Meadows Road, Suite 201

Lake Oswego, Oregon  97035

Attn:	Richard Rasmussen, General Counsel

Facsimile:  (503) 684-0781

with copies to (which copy alone shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019-6150

Attn:	Craig M. Wasserman
Richard K. Kim
Matthew M. Guest

Facsimile:  (212) 403-2000

20.           Prohibited Actions.  The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares Series B Preferred Stock issuable upon exercise of this Warrant, together with the number of shares of Series B Preferred Stock then outstanding and the number of shares of Series B Preferred Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Series B Preferred Stock then authorized by its certificate of incorporation and available for reservation for the issuance of Series B Preferred Stock issuable pursuant hereto. The Company further agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable upon conversion of Series B Preferred Stock issuable upon exercise of this Warrant, together with the number of shares of Common Stock then outstanding and the number of shares of Common Stock then issuable upon the exercise of all outstanding Series B Preferred Stock, options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation and available for reservation for the issuance of shares of Common Stock issuable upon conversion of the Series B Preferred Stock issuable pursuant hereto.

21.           Entire Agreement.  This Warrant and the forms attached hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer as of the date first herein written above.

WEST COAST BANCORP

By:
Name:
Title:

Acknowledged and Agreed:

[•]

By:
Name:
Title:

[Signature Page to Warrant]

[Form Of Notice Of Exercise]

Date:

TO:         West Coast Bancorp

RE:          Election to Subscribe for and Purchase Series B Preferred Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Series B Preferred Stock set forth below covered by such Warrant.  The undersigned hereby agrees to pay the aggregate Exercise Price for such shares of Series B Preferred Stock in accordance with Section 3 of the Warrant.  A new warrant evidencing the remaining shares of Series B Preferred Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below.  If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Series B Preferred Stock:

Name and Address of Person to be

Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]